EXHIBIT 10.16

Performance Compensation Award Agreement
LAREDO PETROLEUM HOLDINGS, INC.
2011 OMNIBUS EQUITY INCENTIVE PLAN

This Performance Compensation Award (“Agreement”) is made as of the 15th day of February, 2013, by and between Laredo Petroleum Holdings, Inc. (the “Company”) and ___________________________ (the “Participant”).
W I T N E S S E T H :
WHEREAS, the Participant is currently an employee of Laredo Petroleum, Inc., a wholly-owned subsidiary of the Company (“Laredo”), and the Company desires to have the Participant remain in such capacity and to afford the Participant the opportunity to participate in the potential increase in value of the Company over the Performance Period (as defined below).
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:
1.    Grant of Performance Award. Subject to the restrictions, terms and conditions set forth herein and in the Company's 2011 Omnibus Equity Incentive Plan (the “Plan”), the Company hereby grants to the Participant __________________________ (___________) performance units (the “Performance Units”, or the “Award”). Each Performance Unit has a value of $100.00. The provisions of the Plan are incorporated herein by reference, and all capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.
The Performance Units will be payable, if at all, in cash, based upon the achievement by the Company of the Performance Goals as described on Exhibit A, over a three (3) year period commencing January 1, 2013 and ending on December 31, 2015 (the “Performance Period”). The date on which the Performance Period ends is referred to herein as the “Maturity Date.”
The specific Performance Goals described on Exhibit A were established by the Compensation Committee of the Company. Subject to the other terms and conditions of this Agreement and the Plan, payment of the Performance Units will only be made if the Administrator certifies, following the close of the Performance Period, that the pre-established threshold Performance Goals have been exceeded in whole or in part on the Maturity Date, and then only to the extent of the level of performance so certified as having been achieved.
2.    Form of Payment. Any portion of the Award earned by reason of the Administrator's certification as described above will be payable in cash to the Participant (or the Participant's beneficiary, or personal administrator in the case of your death or Disability) on or before March 15, 2016. The amount of cash to be paid will be determined by multiplying the number of Units set forth in paragraph 1 by $100, and multiplying that product by the Total Shareholder Return Modifier (“TSR Modifier”). For this purpose, the TSR Modifier means the percentage, if any, achieved by attainment of the Relative TSR Performance Goals for the

Performance Period in accordance with the schedule set forth on Exhibit A, as certified by the Administrator.
3.    Transferability. This Award shall not be transferable otherwise than by will or the laws of descent and distribution. Any attempt by the Participant (or in the case of the Participant's death or Disability, the Participant's beneficiary or personal administrator) to assign or transfer the Award, either voluntarily or involuntarily, contrary to the provisions hereof, shall be null and void and without effect and shall render the Award itself null and void.
4.    Forfeiture Provisions. The following forfeiture provisions shall apply to the Performance Units:
(a)    If the Participant's employment with the Company or any if its Subsidiaries is terminated by the Company or such Subsidiary for any reason, with or without cause, or the Participant resigns (in either case, other than as set forth in Section 4(b) below) prior to the Maturity Date, then no amount shall be paid in respect of the Award.
(b)    If, prior to the Maturity Date, the Participant's employment with the Company or any Subsidiary is terminated (i) by reason of the Participant's death or (ii) because the Participant is determined by the Board of Directors of the Company or the Plan Administrator to be subject to a Disability, then the Participant shall be eligible to receive a pro-rated Award, taking into account the time between the date on which the Participant's employment so terminated and the Maturity Date. Any amount payable pursuant to this paragraph 4 shall be paid in accordance with Sections 1 and 2.
5.    Compliance with Section 162(m). The Administrator shall exercise its discretion with respect to this Award in all cases so as to preserve the deductibility of payments under the Award against disallowance by reason of Section 162(m) of the Code.
6.    Withholding. The Company shall be obligated to withhold amounts sufficient to satisfy any tax withholding or similar withholding obligations to which the Company or its Subsidiaries may be subject by reason of payment under this Award. The Participant expressly acknowledges and agrees that the Participant's rights hereunder are subject to this obligation of the Company regarding any applicable taxes required to be withheld in connection with the Award, in a form and manner satisfactory to the Company.
7.    No Right to Continued Employment. This Agreement does not confer upon the Participant any right to continuance of employment by the Company, nor shall it interfere in any way with the right of the Company to terminate the Participant's employment at any time.
8.    Delivery of Laredo Petroleum Holdings, Inc. Prospectus dated December 30, 2011. The Participant acknowledges that he or she has have been provided a copy of the Company's prospectus related to the Company's 2011 Omnibus Equity Incentive Plan through such prospectus' availability on the Company's shared network drive, at S:2011 Omnibus

Equity Incentive Plan Prospectus. A copy will also be provided to the Participant, upon written request to the Company.
9.    Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated in a notice mailed or delivered to the other party as provided herein; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its Tulsa, Oklahoma, office and all notices or communications by the Company to the Participant may be given to the Grantee personally or mailed to the Participant's home address as reflected on the books of the Company.
10.    Administration. This Agreement and the issuance of shares contemplated hereunder shall be administered by Board or a committee of one or more members of the Board appointed by the Board to administer this Agreement and such issuance (the “Administrator”). Subject to applicable law, the Administrator shall have the sole and plenary authority to: (i) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in this Agreement; (ii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Administrator shall deem appropriate for the proper administration of this Agreement; (iii) accelerate the lapse of restrictions on shares; and (iv) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of this Agreement. The Administrator may delegate to one or more officers of the Company the authority to act on behalf of the Administrator with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Administrator herein, and that may be so delegated as a matter of law.
11.    Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
12.    Terms of Issuance. The Participant acknowledges being a party to one of the following agreements with the Company or its Subsidiaries: (i) a non-competition and confidentiality agreement; or (ii) a confidentiality, non-solicitation and non-disparagement agreement.
13.    Miscellaneous.
(a)    Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Participant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.
(b)    Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(c)    Entire Agreement and Effectiveness. This Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
(d)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.
(e)    Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
(f)    Gender and Plurals. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.
(g)    Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by and against the Participant, the Company and their respective successors, allowable assigns, heirs, representatives and estates, as the case may be.
(h)    Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
(i)    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby and the termination of this Agreement.
(j)    WAIVER OF PUNITIVE AND EXEMPLARY DAMAGE CLAIMS. EACH PARTY, BY EXECUTING THIS AGREEMENT, WAIVES, TO THE FULLEST EXTENT ALLOWED BY LAW, ANY CLAIMS TO RECOVER PUNITIVE, EXEMPLARY OR SIMILAR DAMAGES NOT MEASURED BY THE PREVAILING PARTY'S ACTUAL

DAMAGES IN ANY DISPUTE OR CONTROVERSY ARISING UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT.
(k)    Spouses. If the spouse of the Participant fails to execute the spousal consent set forth on the signature page attached hereto (the “Consent”), until such time as the Consent is duly executed, the Participant's economic rights associated with his or her Award will be suspended and not subject to recovery. If a spouse or former spouse of the Participant acquires rights to any of the potential Award that may be issued pursuant hereto as a result of any property settlement or separation agreement, such spouse or former spouse hereby grants an irrevocable power of attorney (which will be coupled with an interest) to the Participant to give or withhold such approval as he or she will himself or herself approve with respect to such matter and without the necessity of the taking of any action by any such spouse or former spouse. Such power of attorney will not be affected by the subsequent disability or incapacity of the spouse or former spouse granting such power of attorney.
14.    Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code and that this Award not result in unfavorable tax consequences to the Participant under Section 409A of the Code. This Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A of the Code). The Company and the Participant agree to work together in good faith in an effort to comply with Section 409A of the Code including, if necessary, amending this Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that the Company shall not be required to assume any increased economic burden. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with Company for purposes of this Agreement and no payments shall be due to him or her under this Agreement which are payable upon his or her termination of employment until he or she would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Participant's termination of employment shall instead be paid within 30 days following the first business day after the date that is six months following his or her termination of employment (or upon his death, if earlier). In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to the Participant pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Participant acknowledges and agrees that payments made under this Agreement are subject to the Company's requirement that the Participant reimburse the portion of any payment where such portion of the payment was predicated upon the achievement of financial results that are subsequently the subject of a restatement caused or partially caused by the Participant's fraud or misconduct.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY:

LAREDO PETROLEUM HOLDINGS, INC.

Randy A. Foutch
Chairman & CEO
PARTICIPANT:

SPOUSAL CONSENT
Participant's spouse, if any, is fully aware of, understands and fully consents and agrees to the provisions of this Agreement and their binding effect upon any marital or community property interests he or she may now or hereafter own, and agrees that the termination of his or her and Participant's marital relationship for any reason shall not have the effect of removing any restricted shares subject to this Agreement from coverage hereunder and that his or her awareness, understanding, consent and agreement are evidenced by his or her signature below.

Spouse's Name:

Exhibit A
Performance Goals
Start of Performance Period - End of Performance Period
The Performance Goals established by the Compensation Committee of the Company are based on the Company's relative three year total shareholder return (“TSR”) over the Performance Period measured against the Company's Peer Group. The final value of Performance Units (based on $100 per Performance Unit) granted at the Maturity Date can range from 0% to 200% of the target value in accordance with the following chart, and will be paid in cash to each Participant:

	Relative TSR Performance Goal	TSR Modifier

Below Threshold	Below 40th percentile	—%
Threshold	40th percentile	50%
Target	60th percentile	100%
Maximum	80th percentile	200%

The Committee will interpolate all points between the Threshold and the Maximum Performance Goal.
TSR is calculated on the basis of the following formula:
End Average Stock Price plus Dividends - Start Average Stock Price
TSR    =                  Start Average Stock Price

with the Start Average Stock Price being the average closing stock price for the first 30 trading days of calendar year 2013 and the End Average Stock Price being the average closing stock price for the 30 trading days immediately preceding the Maturity Date, as reported on the stock exchange on which such shares are listed.

The Peer Group consists of the following companies:*

Berry Petroleum Co	Bill Barrett Corp
Brigham Exploration Co	Cabot Oil & Gas Corp
Carrizzo Oil & Gas Inc	Comstock Resources Inc
Concho Resources Inc	Continental Resources Inc
EXCO Resources Inc	Forest Oil Corp
Linn Energy LLC	Oasis Petroleum Inc
Quicksilver Resources Inc	Range Resources Corp
SandRidge Energy Inc	SM Energy Co
Swift Energy Co

* The Board, Committee or Administrator may, in its good faith, substitute in the event of a liquidation, dissolution merger, acquisition or similar event affecting any peer company.